CORTEVA agriscience

News Release 1Q 2023

Corteva Reports First Quarter 2023 Results, Raises Full-Year Guidance

- ***Differentiated Portfolio and Strong Execution Drives 1Q Sales and Earnings Growth***
- ***Increased 2023 Full-Year Guidance, Including Biologicals Acquisitions***
- ***Well Positioned to Deliver Attractive Sustainable Growth in line with 2025 Targets***

INDIANAPOLIS, IN, May 3, 2023 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the three months ended March 31, 2023.

1Q 2023 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP	**$4.88B**	**$607M**	**$0.84**
vs. 1Q 2022	**+6%**	**+5%**	**+6%**
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP	**$5.06B**	**$1.23B**	**$1.16**
vs. 1Q 2022	**+10%**	**+18%**	**+20%**

First Quarter 2023 Highlights

- First quarter 2023 net sales rose 6% versus prior year with gains in both segments. Organic[1] sales increased 10% in the same period, led by EMEA[2] and North America[2].
- Seed net sales grew 7% and organic[1] sales increased 10%. Price gains were led by continued execution on the Company's price for value strategy and recovery of higher input costs. Volume declines were driven by a shortened Safrinha season, supply constraints in Latin America, and the exit from Russia.
- Crop Protection net sales grew 5% and organic[1] sales increased 10%, led by value capture in EMEA. Price gains reflected strong execution in response to cost inflation. Volume gains from continued penetration of new products, including Enlist™ and Arylex™ herbicides, were more than offset by product exits and delays in Latin America and APAC due to weather.
- GAAP income and earnings per share (EPS) from continuing operations were $607 million and $0.84 per share for the first quarter 2023, respectively. Operating EBITDA[1] and Operating EPS[1] were $1.23 billion and $1.16 per share, respectively. Strong price execution, product mix, and productivity actions more than offset inflation and currency headwinds.
- The Company increased full-year 2023 guidance[3] to include the impact of the Biologicals acquisitions and expects net sales in the range of $18.6 billion to $18.9 billion. Operating EBITDA[1] is expected to be in the range of $3.55 billion to $3.75 billion. Operating EPS[1] is expected to be in the range of $2.80 to $3.00 per share.

($ in millions, except where noted)	1Q 2023	1Q 2022	% Change	% Organic[1] Change
Net Sales	**$4,884**	**$4,601**	**6%**	**10%**
North America	$2,202	$2,005	10%	10%
EMEA	$1,813	$1,582	15%	25%
Latin America	$552	$650	(15)%	(21)%
Asia Pacific	$317	$364	(13)%	(4)%

1. Organic Sales, Operating EPS and Operating EBITDA are non-GAAP measures. See page A-5 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 5 for further discussion.

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News Release 1Q 2023 2 Company Updates New Product Launches During the Quarter Reinforce Value of Innovation Pipeline • The Company announced plans for the commercial launch of Optimum® GLY Canola - a new, proprietary glyphosate trait technology intended to deliver enhanced weed control and a wider window of herbicide application, compared to first- generation glyphosate trait technology – so farmers have more choices and flexibility for effective weed management. • The Company also announced the commercial launch of VorceedTM Enlist® Corn, which combines three modes of action for above-ground insect protection and three modes of action for below-ground insect protection including RNAi technology. It also includes tolerance to four herbicides – glyphosate, glufosinate, 2,4-D choline and FOPs – to help improve resistant weed management. • Finally, the Company announced the commercial launch of AdaveltTM Active - a novel fungicide with a new mode of action that protects against a wide range of diseases that can impact crop yields. The Company received product registrations in Australia, Canada, and South Korea, and plans to offer AdaveltTM Active in additional countries in the future, pending regulatory approvals. Company Acquires Symborg and Stoller, Two Leading Biologicals Companies • During the quarter, the Company acquired Symborg, an expert in microbiological technologies based in Murcia, Spain; and Stoller, one of the largest independent companies in the Biologicals industry with an expertise in plant health and nutrition, based in Houston, Texas. • These investments reinforce the Company’s commitment to providing farmers with sustainable tools that deliver optionality, enhanced value, and increased productivity. • These acquisitions, when combined with its internal innovation capabilities, cement Corteva’s Biologicals business as one of the largest in the world, with a platform positioned to accelerate growth within the rapidly expanding biologicals market. Company Announces Collaborations to Bring Sustainable Solutions to Farmers • During the quarter, the Company announced a multi-year collaboration with Bunge to develop and commercialize new soybean varieties with greater protein content, optimized amino acid profiles and lower levels of anti-nutritional factors for the animal feed industry. In-line with Corteva’s commitment to delivering sustainable innovation to its customers, these products present a potential new value stream opportunity for farmers while giving feed compounders a more nutritious option to reduce their use of synthetic additives, lower costs, and shrink their carbon footprint. • Separately, the Company announced a commercial collaboration with Bunge and Chevron U.S.A. Inc., a subsidiary of Chevron Corporation, to introduce proprietary winter canola hybrids intended to increase availability of plant-based oil feedstocks for the biofuel market. As part of a new double crop system in the southern U.S., this innovation will deliver solutions for farmers to increase productivity and income on their acres, while contributing to market expansion for lower carbon fuel options. Further, winter canola can act as a cover crop to enhance soil health and make farming practices even more sustainable. “Corteva delivered a solid start to 2023, reflecting focused execution coupled with continued demand for our innovative technology solutions. Our strategic actions to focus our portfolio in areas where we deliver differentiated value to customers are translating into accelerated growth in new product sales, continued margin expansion, and higher quality earnings. Ag fundamentals remain constructive as tight global grain supply continues to put pressure on ending stocks, keeping crop prices above historical averages and farm income levels healthy. We also see customer buying behaviors beginning to normalize as supply chain reliability improves. We are on track to deliver our 2025 financial objectives as our leading R&D organization continues to invest in new and differentiated technologies to drive a more sustainable global food and fuel system.” Chuck Magro Chief Executive Officer

News Release 1Q 2023

Seed Summary

Seed net sales were $2.7 billion in the first quarter of 2023, up from $2.5 billion in the first quarter of 2022. The sales increase was driven by a 17% increase in price and a 2% favorable impact from portfolio and other, partially offset by a 7% decline in volume and a 5% unfavorable currency impact.

Price gains were driven by strong execution globally, led by EMEA, as farmers prioritize yield to help offset inflation. Pricing actions more than offset currency impacts in EMEA. Volume declines were driven by a shortened Safrinha season due to delayed soybean harvest, supply constraints in Latin America corn, and the 2022 decision to exit Russia. Unfavorable currency impacts were led by the Turkish Lira and the Ukrainian Hryvnia.

Segment Operating EBITDA was $652 million in the first quarter of 2023, up 15% from the first quarter of 2022. Price execution and ongoing cost and productivity actions more than offset higher input and freight costs, lower volumes, and increased investment in R&D. Segment operating EBITDA margin improved by approximately 165 basis points versus the prior-year period.

($ in millions, except where noted)	1Q 2023	1Q 2022	% Change	% Organic[1] Change
North America	$1,323	$1,184	12%	12%
EMEA	$1,012	$926	9%	19%
Latin America	$259	$323	(20)%	(24)%
Asia Pacific	$101	$91	11%	25%
Total Seed Net Sales	**$2,695**	**$2,524**	**7%**	**10%**
Seed Operating EBITDA	**$652**	**$569**	**15%**	**N/A**

Crop Protection Summary

Crop Protection net sales were approximately $2.2 billion in the first quarter of 2023 compared to approximately $2.1 billion in the first quarter of 2022. The sales increase was driven by an 11% increase in price, partially offset by a 5% unfavorable currency impact and a 1% decline in volume, including the impact of product exits.

The increase in price was broad-based and mostly reflected pricing for the value of our differentiated technology, higher raw material and logistical costs, and currency in EMEA. Continued penetration of new products, including Enlist™ and Arylex™ herbicides, was more than offset by delays in the Latin America and Asia Pacific seasons due to unfavorable weather conditions and product exits. Unfavorable currency impacts were led by the Turkish Lira and the Euro.

Segment Operating EBITDA was $603 million in the first quarter of 2023, up 23% from the first quarter of 2022. Price execution, productivity actions, and favorable mix more than offset higher input costs, including raw material costs, and the unfavorable impact of currency. Segment operating EBITDA margin improved by more than 390 basis points versus the prior-year period.

($ in millions, except where noted)	1Q 2023	1Q 2022	% Change	% Organic[1] Change
North America	$879	$821	7%	8%
EMEA	$801	$656	22%	35%
Latin America	$293	$327	(10)%	(17)%
Asia Pacific	$216	$273	(21)%	(14)%
Total Crop Protection Net Sales	**$2,189**	**$2,077**	**5%**	**10%**
Crop Protection Operating EBITDA	**$603**	**$491**	**23%**	**N/A**

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News Release 1Q 2023 4 2023 Guidance The outlook for agriculture remains robust in 2023, with record demand for grain and oilseeds as ending stocks continue to be under pressure. Commodity prices are above historical averages, and farm balance sheets and income levels remain healthy, leading growers to prioritize technology to maximize return. The Company expects an increase in U.S. planted area and continues to monitor dynamic weather conditions around the world. The Company updated its previously provided guidance3 for the full-year 2023 – increasing sales and earnings expectations for this period, including the impact of its Biologicals acquisitions. Corteva expects net sales in the range of $18.6 billion to $18.9 billion, growth of 7% at the mid-point. Operating EBITDA1 is expected to be in the range of $3.55 billion to $3.75 billion, growth of 13% at the mid-point. Operating EPS1 is expected to be in the range of $2.80 to $3.00 per share, growth of 9% at the mid-point, which reflects higher earnings and lower average share count, partially offset by forecasted higher effective tax rate and interest expense. The Company is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. First Quarter Conference Call The Company will host a live webcast of its first quarter 2023 earnings conference call with investors to discuss its results and outlook tomorrow, May 4, 2023, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the Company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter, and YouTube. Cautionary Statement About Forward-Looking Statements This report contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; environmental, social and governance (“ESG”) targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to successfully develop and commercialize Corteva’s pipeline; (ii) failure to obtain or maintain the necessary regulatory approvals for some of Corteva’s products; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (vi) effect of climate change and unpredictable seasonal and weather factors; (vii) failure to comply with competition and antitrust laws; (viii) effect of competition in Corteva’s industry; (ix) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (x) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xi) effect of volatility in Corteva’s input costs; (xii) risk related to geopolitical and military conflict; (xiii) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xiv) risks related to environmental litigation and the indemnification obligations of legacy EIDP liabilities in connection with the separation of Corteva; (xv) risks related to Corteva’s global operations; (xvi) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xvii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xviii) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xix) increases in pension and other post-employment benefit plan funding obligations; (xx) capital markets sentiment towards ESG matters; (xxi) risks related to pandemics or epidemics; (xxii) Corteva’s intellectual property rights or defend against intellectual property claims asserted by others; (xxiii) effect of counterfeit products; (xxiv) Corteva’s dependence on intellectual property cross-license agreements; and (xxv) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 1Q 2023 5 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating EBITDA margin, operating earnings (loss) per share, and base income tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-8 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the non-cash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. The Company also committed to activities relating to the 2022 Restructuring Actions, which are expected to be completed in 2023. The total net pre-tax restructuring and other charges expected to be recognized during 2023 are not expected to be material. Organic sales is defined as price and volume and excludes currency and portfolio and other impacts, including significant items. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items. Non-operating benefits (costs) consists of non-operating pension and other post- employment benefit (OPEB) credits (costs), tax indemnification adjustments, and environmental remediation and legal costs associated with legacy businesses and sites. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating EBITDA margin is defined as Operating EBITDA as a percentage of net sales. Operating earnings (loss) per share is defined as “earnings (loss) per common share from continuing operations - diluted” excluding the after-tax impact of significant items, the after-tax impact of non-operating benefits (costs), the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base income tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses), non-operating benefits (costs), amortization of intangibles (existing as of the Separation), mark-to- market gains (losses) on certain foreign currency contracts not designated as hedges, and significant items. ® TM Corteva Agriscience and its affiliated companies. 5/03/2023 Media Contact Kris Allen +1 403-483-5205 kris.allen@corteva.com Investor Contact Kim Booth +1 302-485-3190 kimberly.a.booth@corteva.com